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                                                               EXHIBIT (G)(3)(I)

                 SECOND AMENDMENT TO ACCOUNTING AGENCY AGREEMENT

     This Second Amendment to Accounting Agency Agreement is dated as of ______, 2005 by and between GMO Trust (the "Trust"), a Massachusetts business trust acting on behalf of each series set forth on below (each a "Fund" and collectively, the "Funds") and Brown Brothers Harriman & Co. ("BBH").

     Whereas pursuant to an Accounting Agency Agreement dated as of June 29, 2001 by and between BBH and the Trust, as amended to date (the "Agreement"), BBH has been appointed as accounting agent for certain funds as provided in the Agreement;

     Whereas the Trust has requested and BBH has agreed to add each Fund listed on Schedule I hereto as parties to the Agreement to the extent such Fund is not an original party hereto;

     Now therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend the Agreement as follows:

I.   Amendment to the Agreement

     Schedule I to the Agreement is hereby deleted in its entirety and Schedule I attached hereto is hereby substituted therefore.

II.  Miscellaneous

1. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2. By signing below where indicated, the Trust on behalf of each Fund hereby ratifies and affirms each of the representations and warranties and confirms that each such representation and warranty remains true and correct as of the date hereof.

3. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

4. Upon receipt by BBH of a fully executed copy of this Second Amendment, this Second Amendment shall be deemed to be executed as an instrument under seal and governed by such laws as provided in Section 10 of the Agreement. This Second Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Second Amendment and together with the Agreement, shall represent the entire understanding of the parties hereto.
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BROWN BROTHERS HARRIMAN & CO.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


GMO TRUST on behalf of itself and
each Fund set forth on Schedule I
hereto


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------
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                                   SCHEDULE I

               TO SECOND AMENDMENT TO ACCOUNTING AGENCY AGREEMENT

                            List of All Current Funds

International Intrinsic Value Fund
International Growth Equity Fund
International Core Equity Fund
Currency Hedged International Equity Fund
International Growth Fund
International Disciplined Equity Fund
Foreign Fund
International Small Companies Fund
Emerging Markets Fund
Emerging Countries Fund
Emerging Markets Quality Fund
Foreign Small Companies Fund
Tax-Managed International Equities Fund
Global Growth Fund
Developed World Stock Fund
Alpha Only Fund
Taiwan Fund

November 2005